EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is hereby entered into on December 17, 2019, between Lilis Energy, Inc. (the “Company”) and Joseph Daches (“Executive”).  This Agreement shall be effective as of January 1, 2020 (the “Effective Date”). Executive and the Company are each referred to individually as as “Party” and collectively as the “Parties.”
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement. The period in which Executive is employed by the Company is referred to herein as the “Employment Period.” The effective date on which Executive’s Employment Period ends for any reason or no reason is referred to herein as the “Termination Date.”

2.
Term. Subject to earlier termination as provided herein, the Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of the Company, for the term of this Agreement. The initial term of Executive’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Period”); provided, however, that upon the expiration of the Initial Period and on each subsequent anniversary of the Effective Date thereafter, the term of Executive’s employment under this Agreement shall automatically renew and extend for an additional one-year period (each period, a “Renewal Period”) unless, on or before the date that is one hundred eighty (180) days prior to the expiration of the then-applicable Initial Period or Renewal Period, either Party provides the other Party with written notice of non-renewal, in which case the term of this Agreement shall expire upon the expiration of the then-existing Initial Period or Renewal Period (unless earlier terminated pursuant to Section 5 below). Notwithstanding any provision of this Agreement to the contrary, Executive's employment pursuant to this Agreement may be terminated at any time in accordance with Section 5 below.

3.	Position and Duties.

(a)
During the term of Executive’s employment with the Company under this Agreement, Executive will serve as the Chief Executive Officer of the Company and Executive will report directly to the Company’s Board of Directors (the “Board”).

(b)
Executive shall have such responsibilities, duties and authorities, and will render such services for the Company and its subsidiaries or affiliates, as the Board may reasonably request from time to time.  During the Employment Period, Executive will devote substantially all of Executive’s business time, energy and efforts to Executive’s obligations hereunder and to the affairs of the Company; provided that the foregoing shall not prevent Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or serving on the board of up to two for-profit companies, and (ii) managing Executive’s passive personal investments, in each case, so long as such activities, individually or in the aggregate, do not materially interfere with Executive’s duties hereunder or create a potential business conflict.

4.	Compensation and Benefits.

(a)
Base Salary.  During the Employment Period, Executive’s base salary shall be not less than $515,000 per annum. Said base salary shall be payable by the Company to Executive in regular installments in accordance with the Company’s general payroll practices, less taxes and other applicable withholdings, and subject to review and adjustment from time to time by the Board or the Compensation Committee thereof (the “Committee”), in either case, in its discretion (as modified from time to time, the “Base Salary”).

(b)
Annual Bonus.  After each fiscal year during the Employment Period, Executive shall be eligible to receive an annual incentive payment (the “Annual Bonus”), based on a percent of Executive’s then-current Base Salary, which may be adjusted from time to time by the Board in its sole discretion, with the actual Annual Bonus amount calculated based upon the attainment of one or more performance-based objectives established by the Board or the Committee in its sole discretion.  The initial target annual bonus opportunity will be not less than 100% of salary. The Annual Bonus shall furthermore be subject to the terms and conditions of the annual bonus plan as determined and approved by the Board or Committee each year and any claw back, recoupment or forfeiture policies adopted by the Board under which bonuses are generally payable to senior executives of the Company, and which are in effect during the then current Initial Period or Renewal Period, and except as otherwise set forth in Section 5 below, the Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company, but in all events no later than March 15th of the year following the year in which the Annual Bonus is earned.

(c)
Equity Awards.  During the Employment Period, Executive shall be eligible to receive grants of equity-based awards as determined by the Committee and the Board in their sole discretion. With respect to the annual grant during the Employment Period, the Company will grant Executive a number of restricted stock units equal to (i) 200% of Base Salary divided by (ii) the closing price of a share of Company common stock on the NYSE American exchange on the last trading date prior to the grant date, rounded down to the nearest whole number. Equity awards will be governed by the terms of the Company’s 2016 Omnibus Incentive Plan or successor Omnibus Incentive Plan (as such plan may be amended, restated or replaced from time to time) (the “Omnibus Incentive Plan”).

(d)
Employee Benefits. During the Employment Period, Executive shall be entitled to participate in all of the Company’s benefit programs for which employees of the Company are generally eligible, including insurance and health benefits, subject to the eligibility and participation requirements thereof. Executive recognizes that the Company reserves the right to change its benefits from time to time and the Company’s right to make such changes shall not be restricted by this Agreement.

(e)
Vacation.  Executive shall be entitled to accrue and be paid for vacation (which may be taken at such time and in such increments as Executive may choose) on the same basis as other senior executives of the Company.

(f)
Reimbursement for Business Expenses.  During the Employment Period, the Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are on the same basis as similarly situated employees generally and consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(g)
Withholding. The Company may withhold from any and all amounts payable to Executive hereunder such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

5.	Termination. The rights of Executive upon termination shall be governed solely by terms of this Agreement, and specifically by the terms of this Section 5.

(a)	Definitions. For purposes of this Section 5, the words and phrases below have the following definitions:

(i)
“Cause” shall mean (1) Executive’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a charge of any crime involving fraud, embezzlement, bribery, forgery, counterfeiting, extortion, dishonesty, or misappropriation; or (B) on any felony or any crime involving moral turpitude; (2) any act or omission by Executive involving dishonesty, disloyalty, or fraud with respect to the Company or a breach of fiduciary duty to the Company; (3) Executive’s substantial, willful, or repeated disregard of the lawful, material and reasonable directives of the Board clearly communicated in writing to Executive, provided that if such disregard is capable of remedy, Executive shall have thirty (30) days from receipt of written notification of such disregard by the Company in which to remedy such disregard; (4) the entry of an order, ruling or determination by a government body, court, or self-regulatory organization that imposes a bar or disqualification on Executive from employment with the Company (either permanently or for a period exceeding 180 days); (5) a material violation of the Company’s policies, including the Company’s Code of Business Conduct or this Agreement; or (6) abandonment or gross dereliction of Executive’s work duties.

(ii)
“Change in Control” shall mean (1) a change in the ownership of the Company, which occurs on the date that any one person, or more than one person acting as a group, acquires ownership of the Company that, together with ownership held by such person or persons acting in concert, constitutes more than fifty percent (50%) of the total voting power of the Company; (2) any merger or consolidation of the Company with or into another entity (other than any such merger or consolidation in which the stockholders of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the outstanding capital stock or other ownership interests in the surviving company); (3) a majority of the members of the Board is replaced during any twelve (12)-month period; or (4) any sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company.

(iii)
“Good Reason” shall mean any of the following: (1) a material diminution in Executive’s base compensation (i.e., a reduction in base compensation of greater than 10%) unless the Base Salary of a majority of other employees at the same level as Executive is also proportionately reduced; (2) a change in the geographic location at which Executive must perform his services of greater than fifty (50) miles; or (3) any other action or inaction that constitutes a material breach by the Company of this Agreement. In order for Executive to terminate for Good Reason, (i) Executive must notify the Board in writing of his intent to terminate his employment within ninety (90) days of the event constituting Good Reason, such writing must specifically identify in reasonable detail the facts and events that Executive believes constitute Good Reason; (ii) the event must remain uncured for thirty (30) days following the date that Executive notifies the Board in writing of Executive’s intent to terminate employment for Good Reason (the “Notice Period”); and (iii) the termination date must occur within sixty (60) days after the expiration of the Notice Period.

(iv)
“Involuntary Termination” shall mean either a termination without Cause or a termination for Good Reason. In no event will it be deemed an independent and sufficient basis for an Involuntary Termination if Executive is offered substantially equivalent employment and total compensation with the purchaser or acquirer in a Change in Control or with any other entity created in connection with a Change in Control, in each case regardless of their beneficial ownership. Involuntary termination shall further include non-renewal by the Company as described in Section 2 above if such non-renewal occurs within 18 months of any Change in Control of the Company as defined in Section 5(iii) above.

(b)
Involuntary Termination After Change in Control. If, prior to the expiration of the then existing Initial Period or Renewal Period and within eighteen (18) months following a Change in Control as defined in Section 5(a)(iii) above, Executive is subject to an Involuntary Termination (as defined in Section 5(a)(iv), and specifically including, for avoidance of doubt, any notice of non-renewal by the Company pursuant to Section 2 herein), then the Company shall pay “Change in Control Severance Benefits” to Executive (which shall be the sole benefits Executive is entitled to under these circumstances). The Change in Control Severance Benefits shall consist of (i) a payment (less applicable withholdings and deductions) equivalent to 24 months of Executive’s Base Salary (as in effect during the Initial Period or Renewal Period in effect immediately prior to (1) the Change in Control or (2) the date of the termination of Executive’s employment, whichever is greater), payable as a single lump sum within 15 days of Executive’s termination of employment; (ii) 100% of Executive’s most recent target bonus payment as a single lump sum within 15 days of delivery of a release of all claims in a form satisfactory to Company; and (iii) taxable cash payments paid each calendar month for 24 months in an amount equal to the monthly COBRA premium at the time of Executive’s termination for the health, dental and vision benefits that were in place for Executive and Executive’s eligible dependents under the Company’s plans immediately prior to Executive’s termination.

(c)
Involuntary Termination – No Change in Control. If Executive is subject to an Involuntary Termination (as defined in Section 5(a)(iv), and specifically including, for avoidance of doubt, any notice of non-renewal by the Company pursuant to Section 2 herein) prior to the expiration of the then existing Initial Period or Renewal Period, and no Change in Control as defined in Section 5(a)(iii) above has occurred in the preceding eighteen (18) months, the Company shall pay “Severance Benefits” to Executive (which shall be the sole benefits Executive is entitled to under these circumstances). The Severance Benefits shall consist of (i) a payment (less applicable withholdings and deductions) equivalent to 12 months of Executive’s Base Salary as in effect immediately prior to the date of the termination of Executive’s employment, payable as a single lump sum within 15 days of delivery of a release of all claims in a form satisfactory to Company; (ii) the pro-rated amount of the bonus Executive would have received had Executive remained employed through the calendar year, to be determined at the sole discretion of the Board based on Executive’s performance and Company performance achievement against goals set forth in the annual bonus plan as adopted by the Board for the year of termination payable as a single lump sum at the same time as annual bonuses are generally payable to other senior executives of the Company, but in all events no later than March 15th of the year following the year in which the Annual Bonus is earned; and (iii) taxable cash payments paid each calendar month for 12 months in an amount equal to the monthly COBRA premium at the time of Executive’s termination for the health, dental and vision benefits that Executive and Executive’s eligible dependents had in effect under the Company’s plans immediately prior to Executive’s termination.

(d)
Voluntary Resignation; Termination For Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason during the period following a Change in Control), but including, for avoidance of any doubt, non-renewal by Executive pursuant to Section 2 above or (ii) by the Company for Cause as defined in Section 5(a)(i) above , then Company shall have no duty to make any payments or provide any benefits to Executive pursuant to this Agreement other than the amount of Executive’s Base Salary and vested benefits, if any, accrued through the Termination Date. If the Company terminates Executive for Cause, the Company must notify Executive, in writing, that Executive is being terminated for Cause, and such notice shall identify in reasonable detail the facts and events that the Company believes constitutes Cause.

(e)
Accrued Wages; Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company will pay Executive any unpaid Base Salary due for periods prior to the Termination Date, and (ii) following submission of proper expense reports and supporting documentation by Executive, the Company will reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the Termination Date. These payments will be made promptly after the Termination Date and within the period of time mandated by law, subject to the provisions set forth herein.

(f)
No Further Obligations. The Company and its subsidiaries and affiliates shall have no further obligations hereunder or otherwise with respect to Executive’s employment from and after the Termination Date, and the Company and its subsidiaries and affiliates shall continue to have all other rights available hereunder (including without limitation, all rights hereunder at law or in equity).

6.
Confidentiality.  During the course of Executive’s employment with the Company, Executive will have access to Confidential Information.  For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans, and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors.   Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties with the Company and for the benefit of the Company, either during the period of Executive’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by Executive during Executive’s employment by the Company (or any predecessor).  The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to Executive; (b) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (c) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

7.
Non-Solicitation; Non-Competition.  In order to protect the Company’s Confidential Information, business goodwill, customer and employee relationships, and other legitimate business interests, and in consideration of the Company’s promise to provide Executive with its Confidential Information and business goodwill, Executive agrees to the following Non-Solicitation and Non-Competition provisions:

(a)
For a period of twelve (12) months following the Termination Date, Executive agrees that Executive shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any employee of the Company or any of its subsidiaries or affiliates to leave such employment or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or soliciting any such employee.

(b)
Executive hereby covenants that during the period of Executive’s employment by the Company, and for a period of twelve (12) months following a termination for any reason, Executive shall not, without the prior written consent of the Board, accept a position to perform duties similar to those performed by Executive while at the Company, directly or indirectly (whether as proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee or in any other capacity), with respect to any property, drilling program, oil or gas leasehold, project or field, in which the Company participates, or has any investment or other business interest in, within five miles of the boundary of any existing Company leasehold in the United States in which the Company has conducted business at any time within the one-year period immediately preceding termination (a “Competing Enterprise”); provided, however, that Executive shall not be deemed to be participating or engaging in a Competing Enterprise solely by virtue of Executive’s ownership of not more than 4.9% of any class of stock or other securities which are publicly traded on a national securities exchange or in a recognized over-the-counter market.

(c)	Executive may not avoid the purpose and intent of Section 7 by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer-generated or assisted communications or other similar methods.

(d)
Executive has read and considered these restrictions (including the duration of the restrictions, the geographic scope, and the scope of activity restrained) and agrees that they are fair and reasonable in light of the Confidential Information and business goodwill Executive will receive and his employment and position with the Company, and further agrees that they are reasonably required for the protection of the legitimate business interests of the Company, its owners, officers, and employees.  Executive further agrees that these restrictions will allow Executive to find suitable work that will not violate this Agreement during the twelve (12) month period following the Termination Date.

(e)
In the event that any provision of the Non-Competition provision shall be declared by a court of competent jurisdiction to exceed the maximum time period or restrictions such court deems reasonable and enforceable, the restrictions deemed reasonable and enforceable by the court shall become and thereafter be the maximum restrictions.

(f)
Executive acknowledges that a breach or threatened breach of these Confidentiality, Non-Solicitation, or Non-Competition provisions in Sections 6 and 7 will result in (or have a reasonable likelihood of resulting in) material irreparable injury to the Company for which there can be no adequate remedy at law; that it will not be possible to measure damages for such injuries precisely; and that, in the event of such a breach or threatened breach, the Company shall be entitled to obtain a temporary restraining order and a preliminary and/or permanent injunction restraining Executive from engaging in activities prohibited by this Agreement and/or granting such other relief as may be required to enforce the covenants contained herein, in addition to any other remedies available to the Company.  In addition, Executive agrees that he will be responsible for the payment of any and all attorneys’ fees incurred by the Company if the Company files a legal proceeding to enforce any or all of the terms of this Agreement.

8.
Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Board (with a copy to the General Counsel of the Company), or to such other address as either Party may specify by notice to the other actually received.

9.
Complete Agreement. This Agreement embodies the complete agreement and understanding among Executive and the Company and its subsidiaries and, as of the Effective Date, shall supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

10.
No Assignment. This Agreement is personal to each of the Parties hereto, and no party may assign or delegate any right or obligation hereunder without first obtaining the written consent of the other party hereto.

11.
Counterparts; Delivery by Facsimile or PDF. This Agreement may be executed in separate counterparts (including by facsimile or PDF signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or PDF, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

12.
Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the state of Texas without giving effect to provisions thereof regarding conflict of laws.

13.
Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.
Amendment and Waiver. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

15.
Survival. The rights and obligations of Executive and Company set forth in Section 1(a), Section 4(b), Section 5, Section 6, and Section 7 hereto will survive the Employment Period and the expiration of this Agreement, and are intended to apply without regard to any specific duration unless specifically specified therein.

16.
Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.  To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (a)

all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (b) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanges for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any table year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

LILIS ENERGY, INC.

By:    /s/ David M. Wood
Name:    David M. Wood
Title:    Chairman of the Board of Directors

ACCEPTED AND AGREED:

EXECUTIVE

/s/ Joseph Daches
Name:    Joseph Daches